FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 2Q 2010 Results

New Britain, Connecticut, July 21st, 2010 ... Stanley Black & Decker (NYSE: SWK) today announced second quarter 2010 financial results.

•	2Q Pro Forma Revenues Increased 13% To $2.4 billion

•	Excluding One-Time Charges Related Primarily To The Black & Decker Merger, Second Quarter Diluted EPS Was $1.24

•	This Includes A $36 Million Benefit (+$0.21 EPS Impact) Attributable To Settlement Of Tax Contingencies

•	Diluted GAAP EPS, Including One-Time Charges, Was $0.28

•	2Q’10 Free Cash Flow, Excluding One-Time Payments, Was $213 Million

•	Full Year EPS Guidance, Excluding One-Time Charges, Was Increased To $3.56 — $3.76 ($3.35 — $3.55 Excluding $0.21 Tax-Related Benefit)

•	Full Year Free Cash Flow Guidance Was Increased

Net sales for the period were $2.4 billion, up 157% versus prior year due to the inclusion of Black & Decker’s results (+145%), unit volume (+9%), other acquisitions (+4%) and currency (-1%). On a pro forma basis, legacy Black & Decker also achieved strong unit volume growth (+14%). Both legacy businesses benefitted from supply chain restocking, which accounted for 1/2 to 2/3 of the volume growth, as well as improving underlying demand.

The gross margin rate, excluding one-time charges, was 37.7%. This rate represents improvements within both legacy businesses and reflects a 2Q record for legacy Stanley. The strength was largely driven by sales volume leverage as well as continued execution of successful productivity projects offset partially by modest commodity inflation.

Working capital turns for the company were 5.1. Free cash flow was $213 million during the quarter, excluding $27 million of one-time payments related to the Black & Decker merger.

The 2Q’10 tax rate of 13.4%, which excludes one-time charges, includes approximately $36 million of benefits attributable to favorable settlement of certain tax contingencies related to the resolution of legacy Black & Decker income tax audits. The tax rate for the quarter excluding one-time charges, as well as the tax-related benefit, was 28%.

Stanley Black & Decker’s President and CEO, John F. Lundgren commented, “We continue to be encouraged by how well the integration with Black & Decker is progressing and we remain firmly on track with our cost synergy estimate of $350 million, $90 million of which will be recognized in 2010. We are in the early stages of developing plans to capture revenue synergies and are excited about the opportunities we have identified thus far. Although the strength and speed of economic recovery in the developed nations remains unclear, the strategic actions we have taken in recent years, combined with robust new product and acquisition pipelines, have positioned us for exceptional sales and earnings growth both today and for several years to come.”

2Q’10 Segment Results

(Excludes One-Time Charges)

	2Q’10			Versus 2Q’09

($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate

CDIY	$1,322	$207	15.6%	+308%	+466%	+430 Bps
Security	$571	$89	15.6%	+46%	+20%	-340 Bps
Industrial	$472	$65	13.9%	+131%	+239%	+450 Bps

The company has included a pro forma discussion regarding legacy Black & Decker performance in the second quarter of 2010 versus the prior year to aid understanding of the business on a comparable basis reflecting the post-merger segment organization.

•	Within CDIY, net sales for Hand Tools & Storage grew 5%. Unit volume was up 6% as the Americas and Europe both experienced over 6% growth. Price had a negative 1% impact. The successful launch of a new line of Bostitch branded hand tools aided sales and profits in the quarter. Legacy Black & Decker Power Tools & Accessories sales increased approximately 9% with a 10% increase in unit volume, a 1% increase due to currency and a -2% impact due to price. As with Hand Tools, unit volume gains in Europe outpaced those in the Americas. In Professional Power Tools & Accessories, sales rose in the high teens with over 70% sales growth in the compact cordless lithium ion product line versus prior year. Consumer Products Group sales rose in the mid-single digits, boosted by continued success with the Tradesman line and new products in the outdoor product portfolio. Excluding one-time charges, overall segment profit was 15.6% due to the operating leverage derived from a lower cost structure and productivity projects as profitability increased in all regions of the world.

•	Net organic sales in Security, excluding the legacy Black & Decker Hardware & Home Improvement business, grew 1% versus prior year. There was a positive 1% impact from pricing and a 9% increase due to Stanley Solutions de Sècuritè, or SSDS, (formerly known as ADT France). Within the Convergent Security business, recurring monthly revenue grew in the mid-single digits while installation volumes were flat versus prior year. Mechanical Access sales volumes were flat as modest growth in builder’s hardware and automatic doors was offset by weakness in commercial locking systems. Revenues from the legacy Black & Decker Hardware & Home Improvement segment on a pro forma basis (excluding the Price Pfister business) increased approximately 5% from the prior year driven by unit volume gains attributable partially to successful new product introductions and currency. Segment profit was negatively impacted by approximately 200 basis points due to acquisitions and mild inflation. Excluding acquisitions, the segment profit rate was 17.3%.

•	Legacy Stanley Industrial sales grew 26%. Unit volume rose 30%, driven by global customer supply chain restocking in many regions as well as increasing global production levels. Unit volume grew 34% in Europe and 20% in the Americas. Currency had a negative 4% impact. On a pro forma basis, the legacy Black & Decker Engineered Fastening business had a strong quarter with sales growth of approximately 45% driven by significantly higher light vehicle production. Unit volume increased 44%, while price had a negative 2% impact and acquisitions added 3%. Overall segment profit, excluding one-time charges, improved versus prior year to 13.9%, attributable to both the inclusion of Engineered Fastening (+310 bps) and operating leverage in the legacy Stanley business.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “Stanley Black & Decker experienced strong operating profit growth and cash flow in the majority of our businesses and regions throughout the second quarter. These results were, in part, a direct result of our unrelenting commitment to product innovation, customer focus and operational excellence through the Stanley Fulfillment System. I am delighted by the outstanding progress thus far on the Stanley Black & Decker integration and am pleased to report that our respective associates are working well together and are aligned in pursuit of market share gains and profitable growth.”

One-Time Charges

A non-cash inventory step-up charge of $118 million along with $6 million of facility closure-related charges were reported in gross margin during the quarter.  One-time costs recorded in SG&A and Other, net were $16 million and $12 million, respectively, for integration-related advisory and consulting fees, certain executive / merger-related compensation charges, and deal costs. Merger-related and SSDS restructuring costs, primarily associated with severance of employees, totaled $78 million in 2Q’10.

2010 Outlook

The company is updating its 2010 full year EPS guidance from the prior range of $3.10 — $3.30 to a range of $3.35 – $3.55, which excludes the $0.21 positive 2Q tax-related benefit and the impact of one-time charges.

Free cash flow, excluding one-time charges and payments, is now expected to exceed, as opposed to approximate, $600 million for 2010.

For the second half of 2010, the company is providing the following key factors associated with its 2010 EPS guidance range:

•	The company believes 2H’10 net organic sales, excluding currency, will increase between 4% — 5% from 2009 pro forma company levels. The increased full year 2010 EPS guidance is primarily a reflection of the outperformance within the second quarter driven partially by customer restocking, which is not expected to continue in the second half of the year at the same pace.

•	Gross margins are expected to be in the range of 37-38% as lower than previously anticipated inflation due to the RMB revaluation essentially offsets the headwinds experienced due to the depreciation of the Euro versus the USD. Commodity inflation, as indicated in April, is likely to be a headwind in the second half of the year.

As a reminder, the company reiterates the following key points relating to 2010 full year guidance that it provided at the end of April:

•	The SSDS acquisition will contribute approximately $125 to $135 million in net sales and will be modestly dilutive to EPS as the majority of the integration benefits will not occur until early 2011.

•	Intangible amortization associated with the Black & Decker transaction will approximate $55 million.

•	Cost synergy realization related to the Stanley Black & Decker merger for 2010 is expected to be approximately $90 million.

•	The average outstanding shares for 2010 will approximate 150 million.

•	The tax rate is expected to be 26-27% (excluding the 2Q 2010 tax benefit of $36 million).

•	Restructuring and related charges not associated with the Black & Decker or SSDS transactions will approximate $30-40 million. These actions were commenced or anticipated prior to the Black & Decker merger and are related to legacy Stanley operations.

Including all Black & Decker and SSDS transaction-related one-time charges, as well as the $0.21 positive tax impact from 2Q, the company now expects GAAP EPS to approximate $0.60 to $1.00 in 2010. The following factors affecting one-time charges have not changed significantly since guidance was issued at the end of April:

•	Restructuring and related costs associated with severance of employees and facility closures of $245 to $295 million.

•	One-time costs to be recorded in SG&A and Other-net of $120 million (was $100 million) for certain executive compensation charges, investment banking fees and advisory and consulting fees.

•	A non-cash inventory step-up accounting charge of $170 million.

Donald Allan Jr, Senior Vice President and CFO commented, “While we were encouraged to see strong top and bottom line growth in the second quarter, our belief that the rebound within the end markets we serve will be slow and perhaps bumpy remains unchanged. When you strip out the estimated amount of customer restocking activity that took place in the quarter, end user demand growth appeared to be in the range of 4-5%, which we believe will remain consistent for the remainder of the year. While commodity inflation in the second half of 2010 remains a likely headwind, we are confident in our ability to offset much of this over time with ongoing productivity programs and pricing actions. We are looking forward to realizing the benefits of the cost synergies we have forecasted for the year as they will provide support to our profitability.”

The company will host a conference call with investors today, Wednesday, July 21st, at 10:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 86854262. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:	Kate White
Director, Investor Relations
kate.white@swkbdk.com
(860) 827-3833

Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. Operating margin is defined as sales less cost of sales less SG&A.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 10-11 and 15-16, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the one-time charges associated with the Black & Decker merger.

Free cash flow is defined as cash flow from operations less capital and software expenditures.  Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.  Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.   Normalized cash flow and free cash flow, as reconciled to the associated GAAP measures on pages 13 and 14, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the Black & Decker merger-related payments and charges.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve or exceed the $350 million in cost synergies previously provided with respect to the combination with Black & Decker, $90 million of which will be recognized in 2010; (ii) achieve exceptional sales and earnings growth both today and for several years to come; (iii) generate full year 2010 EPS, excluding the $0.21 positive 2Q tax-related benefit and one-time charges, in the range of $3.35 – $3.55; (iv) generate full year 2010 EPS, including Black & Decker and SSDS transaction related one-time charges and the $0.21 positive 2Q tax-related benefit, in the range of $0.60 to $1.00; (v) generate free cash flow, excluding one-time charges and payments, for 2010 to exceed $600 million; (vi) achieve end user demand growth in the range of 4-5% for the remainder of 2010; and (vii) offset commodity inflation with pricing actions; (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s 2009 Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of the combination with Black & Decker; (ii) the Company’s success with its strategic actions, new product development and acquisitions; (iii) generating net organic sales increase, excluding currency, between 4%-5% from 2009 pro-forma company levels during 2H’10; (iv) the SSDS acquisition contributing approximately $125 — $135 million in net sales and will be modestly dilutive to EPS; (v) gross margins to be in the range of 37% — 38%; (vi) the likelihood that increasing commodity inflation and Chinese RMB currency pressure will constrain gross margin rates; (vii) additional intangible amortization associated with the Black & Decker transaction being approximately $55 million; (viii) cost synergy realization related to the Black & Decker merger being approximately $90 million for 2010; (ix) the average outstanding shares for 2010 being approximately 150 million; (x) a tax rate of approximately 26%-27% (excluding the 2Q 2010 tax benefit of $36 million); (xi) restructuring and related charges not associated with Black & Decker or SSDS transactions being approximately $30-40 million; (xii) limiting cost associated with severance of employees and facilities closures to approximately $245 — $295 million; (xiii) one-time costs in SG&A and Other net being approximately $120 million for certain executive compensation charges, investment banking fees and advisory and consulting fees; (xiv) the non-cash inventory step-up accounting charge to be approximately $170 million; (xv) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (xvi) the continued acceptance of technologies used in the Company’s products and services; (xvii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (xviii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xix) the proceeds realized with respect to any business or product line disposals; (xx) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xxi)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xxii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xxiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xxiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxv) the Company’s ability to obtain favorable settlement of routine tax audits; (xxvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxvii) the continued ability of the Company to access credit markets under satisfactory terms; and (xxviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new products; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2010; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.